                                                               Exhibit 11


                          BENTHOS, INC. AND SUBSIDIARY
                        COMPUTATION OF EARNINGS PER SHARE

                                                           Thirteen Weeks                   Twenty-Six Weeks
                                                                Ended                              Ended
                                              March 30, 1997    March 31, 1996       March 30, 1997      March 31, 1996
Net Income                                       $431,882           $333,253              $985,933            $609,872
                                                 --------           --------              --------            --------
Weighted average common shares                     821,000            785,000             813,600               785,000
outstanding

Common stock equivalents outstanding                85,000             67,000             100,400                72,000
pursuant to the treasury stock method               ------             ------             -------                ------


Weighted average number of common and              906,000            852,000             914,000               857,000
common equivalent shares outstanding               =======            =======             =======               =======


Net income per common and common                      $.48               $.39               $1.08                  $.71
equivalent share outstanding                         =====               ====               =====                  ====